Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Long Term Incentive Plan of Vista Energy, S.A.B. de C.V. of our report dated April 24, 2023 (except for note 2.6 as to which date is April 23, 2024), with respect to the consolidated financial statements of Vista Energy, S.A.B. de C.V. as of December 31, 2022 and for the two years then ended, included in its Annual Report (Form 20-F) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Mancera, S.C.

Member of Ernst & Young Global Limited

México, Mexico City

January 24, 2025